Terra idles Woodward facility to manage inventories
Sioux City, Iowa (December 18, 2008)—Terra Industries Inc. (NYSE symbol: TRA) (Terra) announced today that it has idled its Woodward, Okla. manufacturing facility to manage inventories in light of lower industrial ammonia demand resulting from the economic slowdown.
The Woodward facility has the capacity to produce annually 440,000 tons of ammonia, about 305,000 tons of which is sold as a finished product. The remainder of the Woodward facility’s ammonia—135,000 tons per year—is upgraded into urea ammonium nitrate solutions (UAN) (currently 300,000 tons per year) and urea liquor (25,000 tons per year). Terra announced on May 8, 2008, its intention to build a 525,000-ton-per-year UAN plant at the Woodward facility, which will increase its UAN capacity to 825,000 tons per year and decrease its available merchant ammonia capacity to 100,000 tons per year. Terra management expects the project to be completed by the end of 2010.
“The current market environment reinforces our belief that the planned upgrading expansion project will add value to the Woodward facility,” said Terra President and CEO Michael Bennett. “The new UAN capacity will use ammonia as a feedstock, thereby substantially reducing the amount of merchant ammonia available from this site.”
Terra has also idled the Woodward facility’s methanol loop, which operates in conjunction with the ammonia process and has an annual capacity of 40 million gallons.
The Woodward facility’s staff will continue to work full-time to keep the site in a condition to resume production quickly when market conditions warrant a restart.
About Terra
Terra Industries Inc., with 2007 revenues of $2.4 billion, is a leading international producer of nitrogen products.
Forward-looking statement
Certain statements in this new release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:
•	financial markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	product mix,

•	the seasonality of demand patterns,

•	weather conditions,

•	environmental and other government regulation, and

•	agricultural regulations.
Additional information as to these factors can be found in Terra’s 2007 Annual Report/10-K, in the section entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
# # #
Note: Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.